Exhibit 3.5

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

ORAGENICS, INC.

(Document Number P96000091949)

Oragenics, Inc. (the “Corporation”), does hereby certify that the Corporation’s Articles of Incorporation originally filed with the Florida Department of State on November 6, 1996, as amended and restated on May 8, 2002, as further amended by those certain amendments filed October 28, 2009, September 22, 2010, August 30, 2011, June 2, 2014, January 10, 2017, May 8, 2017, November 8, 2017, December 5, 2017, December 29, 2017, January 16, 2018, June 22, 2018 and July 13, 2018 are hereby further amended pursuant to Section 607.1006 of the Florida Business Corporation Act of the State of Florida.

The Corporation does hereby further certify that the amendments were each duly adopted by the Corporation’s Board of Directors and by the shareholders of the Corporation in accordance with the applicable provisions of Section 607.0725 of the Florida Business Corporation Act of the State of Florida. The Corporation’s Board of Directors adopted the amendment to Article II on March 31, 2021 and the amendment to add Article IV on September 17, 2021 and the Board of Directors recommended that each amendment be adopted by the Corporation’s shareholders. The amendments were adopted by the shareholders on February 25, 2022 and the number of votes cast for the amendments by the shareholders were sufficient for approval. This amendment shall become effective on February 25, 2022 at 5:00 p.m.

The Amended and Restated Articles of Incorporation of the Corporation, as amended, are amended as follows:

The first paragraph of Article II of the Amended and Restated Articles of Incorporation, as amended, shall be deleted in its entirety and replaced with the following:

“Capital Stock: The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is 300,000,000 shares, consisting of (i) 250,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and (ii) 50,000,000 shares of preferred stock, no par value (“Preferred Stock”).”

The Amended and Restated Articles of Incorporation of the Corporation, as amended, are further amended to add the following new Article IV:

IV

“Shareholder Quorum and Voting. One-third of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. When a specified item of business is required to be voted on by a class or series of stock, one-third of the shares of such class or series shall constitute a quorum for the transaction of such item of business by that class or series.

The remainder of the Amended and Restated Articles of Incorporation, as amended, shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned, the President of the Corporation, has executed these Articles of Amendment this 25th day of February, 2022.

/s/ Michael Sullivan
Michael Sullivan, Secretary, Treasurer &
Chief Financial Officer

[Signature Page to Articles of Amendment to the Amended and Restated Articles of Incorporation]